UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No._)

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NATURALLY Strawberry Peach™ ESSENCED
SPARKLING WATER
LaCroix®
0-CALORIE 0-SWEETENER 0-SODIUM = INNOCENT!

NOTICE 2024 ANNUAL MEETING &

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	2:00 p.m. (local time)
DATE:	October 4, 2024
PLACE:	The Conrad Fort Lauderdale 551 N. Fort Lauderdale Beach Boulevard Fort Lauderdale, Florida 33304

At the Annual Meeting of Shareholders of National Beverage Corp. (the “Company”) and any adjournments or postponements thereof (the “Meeting”), the following proposals are on the agenda for action by the shareholders:

1.	To elect two directors to serve as Class I directors for a term of three years;
2.	To vote on a shareholder proposal requesting annual preparation and disclosure of a comprehensive Environmental, Social and Governance (ESG) report, if properly presented at the meeting; and,
3.	To transact such other business as may properly come before the Meeting.

Only holders of record of common stock, par value $.01 per share, of the Company, at the close of business on August 19, 2024 are entitled to notice of, and to vote at, the Meeting.

A complete list of the shareholders entitled to vote at the Meeting will be available for examination by any shareholder during ordinary business hours for a period of ten days prior to the Meeting at the principal executive offices of the Company at 8100 Southwest Tenth Street, Suite 4000, Fort Lauderdale, Florida 33324.

To attend the Meeting in person, shareholders must pre-register and obtain an admission ticket no later than 11:59 p.m., Eastern Time, on Wednesday October 2, 2024. Admittance to the Meeting will be limited to shareholders. In order to obtain an admission ticket, please click on the “Register for Meeting” link found at https://www.proxyvote.com and follow the instructions provided, using the 16-digit voting control number found on the accompanying proxy card. Shareholders should print their own admission ticket and bring it to the Meeting along with valid, government-issued photo identification to gain access. If you are unable to print your tickets, please contact Investor Relations at 954-581-0922.

Social distancing and other safety protocols will be followed at the Meeting. Seating at the Meeting is limited. No one will be admitted to the Meeting once the Meeting has commenced. Please note the Meeting is a procedural business meeting and we do not contemplate product sampling.

Whether or not you plan to attend the Meeting, please complete and return the proxy in the accompanying envelope addressed to the Company or vote electronically by using the Internet or telephone, since a majority of the outstanding shares entitled to vote at the Meeting must be represented at the Meeting in order to transact business. Shareholders have the power to revoke any such proxy at any time before it is voted at the Meeting and the giving of such proxy will not affect your right to vote in person at the Meeting. Your vote is very important.

By Order of the Board of Directors,

August 23, 2024	Nick A. Caporella
Fort Lauderdale, Florida	Chairman of the Board
and Chief Executive Officer

PROXY STATEMENT

This Proxy Statement is furnished to shareholders of National Beverage Corp., a Delaware corporation (the “Company”, “NBC”, “we”, “us” or “our”), in connection with the solicitation, by order of the Board of Directors of the Company (the “Board of Directors” or the “Board”), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at The Conrad Fort Lauderdale, 551 N. Fort Lauderdale Beach Boulevard, Fort Lauderdale, Florida 33304 on October 4, 2024, at 2:00 p.m., local time, or any adjournment or postponement thereof (the “Meeting”). The accompanying proxy is being solicited on behalf of the Board of Directors. The mailing address of the principal executive offices of the Company is P.O. Box 16720, Fort Lauderdale, Florida 33318. The approximate date on which this Proxy Statement and the accompanying form of proxy were first sent to shareholders is September 6, 2024.

Only holders of record of common stock, par value $.01 per share, of the Company (the “Common Stock”) at the close of business on August 19, 2024 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. Each holder of Common Stock is entitled to one vote for each share held at the close of business on the Record Date.

A shareholder who gives a proxy may revoke it at any time before it is voted by sending a written notice to the Corporate Secretary at the mailing address set forth above, by returning a later dated signed proxy, or by attending the Meeting and voting in person. Unless the proxy is revoked, the shares represented thereby will be voted as specified at the Meeting.

The Annual Report of the Company for the fiscal year ended April 27, 2024 (the “Annual Report”) is being mailed with this Proxy Statement to all holders of record of Common Stock. Additional copies of the Annual Report will be furnished to any shareholder upon request.

SECURITY OWNERSHIP

Principal Shareholders

As of the Record Date, 93,611,246 shares of Common Stock were outstanding and, as of such date, the only persons known by the Company to beneficially own more than 5% of the outstanding Common Stock were the following:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Nick A. Caporella 8100 Southwest Tenth Street Fort Lauderdale, Florida 33324	68,494,572[1]	73.2%

IBS Partners Ltd. 1127 Eldridge Parkway Suite 300-0137 Houston, Texas 77077	66,604,492	71.2%

1

Includes 66,604,492 shares owned by IBS Partners Ltd. (“IBS”). IBS is a Texas limited partnership whose sole general partner is IBS Management Partners, Inc., a Texas corporation. IBS Management Partners, Inc. is owned by Mr. Nick A. Caporella. By virtue of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Mr. Caporella would be deemed to beneficially own the shares of Common Stock owned by IBS. Also includes 60,714 shares held by the wife of Mr. Caporella as to which Mr. Caporella disclaims beneficial ownership.

Directors and Executive Officers

The table below reflects, as of the Record Date, the number of shares of Common Stock beneficially owned by the directors and each of the executive officers named (the “Executive Officers”) in the Summary Compensation Table that follows and the number of shares of Common Stock beneficially owned by all directors and Executive Officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nick A. Caporella	68,494,572[1]	73.2%
Joseph G. Caporella	949,800[2]	1.0%
Cecil D. Conlee	59,840[3]	*
Samuel C. Hathorn, Jr.	92,966[4]	*
Stanley M. Sheridan	79,308[5]	*
George R. Bracken	317,156[6]	*
All Executive Officers and Directors as a Group (6 in number)	69,993,642[7]	74.8%

*	Less than 1%.
[1]	Includes 66,604,492 shares held by IBS. Also includes 60,714 shares held by the wife of Mr. Caporella as to which Mr. Caporella disclaims beneficial ownership
[2]	Includes 6,600 shares issuable upon exercise of currently exercisable options.
[3]

Includes 56,480 shares held by the Cecil D. Conlee Revocable Trust dated April 23, 2015 of which Mr. Conlee is grantor, trustee and principal beneficiary and 3,360 shares issuable upon exercise of currently exercisable options.

[4]	Includes 4,200 shares issuable upon exercise of currently exercisable options.
[5]	Includes 76,508 shares held by Stanley M. Sheridan Living Trust dated April 10, 1995 of which Mr. Sheridan is grantor, trustee and principal beneficiary and 2,800 shares issuable upon exercise of currently exercisable options.
[6]	Includes 313,796 shares held by the George R. Bracken Trust dated February 6, 2015, a revocable trust of which Mr. Bracken is the grantor and trustee, and 3,360 shares issuable upon exercise of currently exercisable options.
[7]	Includes 20,320 shares issuable upon exercise of currently exercisable options.

REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s Executive Officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the United States Securities and Exchange Commission (the “SEC” or “Commission”). Executive Officers, directors and greater than ten percent (10%) beneficial owners are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms so filed.

To our knowledge, based solely on review of Form 4 reports and amendments thereto and certain representations furnished to the Company, during the fiscal year ended April 27, 2024 (“Fiscal 2024”), the Company’s Executive Officers, directors and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements.

Stock Anti-Hedging and Pledging Policy

The Company has adopted a policy prohibiting the hedging and pledging of our equity securities, which applies to all officers, directors, employees and independent contractors or advisors and provides that such individuals are prohibited from (i) engaging in any hedging transactions (including forward sale or purchase contracts, equity swaps, collars or exchange funds) with respect to the Companies equity securities, and (ii) holding the Company’s equity securities in a margin account or pledging Company equity securities as margin for a loan.

MEMBERSHIP AND MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company is managed under the direction of the Board of Directors. The Board meets to review significant developments affecting us and to act on matters requiring Board approval.

Current committee membership is shown in the table below.

Name	Board	Audit	Compensation and Stock Option	Nominating	Strategic Planning
Nick A. Caporella	Chairman	—	—	Chairman	Chairman
Joseph G. Caporella	Member	—	—	—	—
Cecil D. Conlee	Member	Member	Chairman	—	Member
Samuel C. Hathorn, Jr.	Member	Chairman	Deputy Chairman	Deputy Chairman	Member
Stanley M. Sheridan	Member	Deputy Chairman	Member	Member	—

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held four meetings during Fiscal 2024. The Board of Directors has standing Audit, Compensation and Stock Option, Nominating and Strategic Planning committees.

The Audit Committee is currently comprised of three independent members – Messrs. Samuel C. Hathorn, Jr. (Chairman), Stanley M. Sheridan (Deputy Chairman) and Cecil D. Conlee. The Audit Committee held four meetings during Fiscal 2024. The principal functions of the Audit Committee are to appoint the independent auditors of the Company and to review with the independent auditors and the Company’s internal audit department the scope and results of audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Company’s Board of Directors has determined that Messrs. Conlee, Hathorn and Sheridan satisfy the requirements for an audit committee financial expert under the rules and regulations of the Commission and that each member of the Audit Committee is “independent” as defined in the NASDAQ listing standards. The Audit Committee’s charter is available on our website at www.nationalbeverage.com under “Investors – Corporate Governance”.

The current members of the Company’s Compensation and Stock Option Committee are Messrs. Cecil D. Conlee (Chairman), Samuel C. Hathorn, Jr. (Deputy Chairman) and Stanley M. Sheridan. During Fiscal 2024, the Compensation and Stock Option Committee held two meetings. The principal functions of the Compensation and Stock Option Committee are to consider, review and approve all compensation arrangements, including base salary, annual incentive awards and stock option grants for officers and employees of the Company and to administer the Company’s employee benefit programs. The Compensation and Stock Option Committee does not have a charter.

The current members of the Company’s Nominating Committee are Messrs. Nick A. Caporella (Chairman), Samuel C. Hathorn, Jr. (Deputy Chairman) and Stanley M. Sheridan. During Fiscal 2024, the Nominating Committee held two meetings. The Nominating Committee recommends to the Board of Directors candidates for election to the Board. The Nominating Committee considers possible candidates from any source, including shareholders, for nominees for directors. In evaluating the qualifications of nominees, the Nominating Committee considers a variety of factors, such as education, work experience, knowledge of the Company and the beverage industry, membership on the board of directors of other corporations, civic involvement and diversity. Recommendations for director candidates, which shall include written materials with respect to the potential candidate, should be sent to the Corporate Secretary, National Beverage Corp., P.O. Box 16720, Fort Lauderdale, Florida 33318. All shareholder nominees for director will be considered by the Nominating Committee in the same manner as any other nominee. All recommendations should be accompanied by a complete statement of such person’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the board of directors of other corporations and civic activity) and an indication of the person’s willingness to serve. The Nominating Committee does not have a charter.

The current members of the Company’s Strategic Planning Committee are Messrs. Nick A. Caporella (Chairman), Cecil D. Conlee and Samuel C. Hathorn, Jr. The Strategic Planning Committee did not meet separately during Fiscal 2024 as the advice and consultation of the committee members was obtained during regular meetings of the Board.

Each director attended all of the meetings of the Board and standing committees on which he serves. We have no formal policy regarding directors’ attendance at annual meetings of shareholders but all directors have attended past annual shareholder meetings and we anticipate that all directors will participate in the 2024 Meeting.

Mr. Nick A. Caporella currently beneficially owns 73.2% of the Company’s outstanding Common Stock. As a result, the Company is a “controlled company” within the meaning of the NASDAQ listing standards and is therefore not currently required to have independent directors comprise a majority of its Board of Directors or to have independent directors comprise its Compensation and Stock Option Committee or its Nominating Committee. However, independent directors comprise the majority of the Nominating Committee. The Compensation and Stock Option Committee and Audit Committee are comprised of only independent directors. Messrs. Cecil D. Conlee, Samuel C. Hathorn, Jr. and Stanley M. Sheridan qualify as independent directors under the NASDAQ listing standards and applicable rules of the SEC. The NASDAQ Board Diversity Matrix is posted to the Company’s website.

QUORUM AND VOTING PROCEDURE

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting and will be counted in determining whether or not a quorum is present. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter (“non-voted shares”). This could occur, for example, when a broker is not permitted to vote shares held in “street name” on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will not be considered shares present and entitled to vote on such matter, although such shares will be considered present and entitled to vote for other matters and will, if the proxy includes at least one matter on which the shares represented by such proxy are being voted, be counted for purposes of determining the presence of a quorum. Shares voting to abstain as to a particular matter and directions to “withhold authority” to vote for directors will not be considered non-voted shares and will be considered present and entitled to vote with respect to such matter. Non-voted shares will have no effect on the matters brought to a vote at the Meeting, but abstentions will have the effect of a vote against the matters brought to a vote at the Meeting, other than the election of Mr. Caporella and Mr. Hathorn (where they will have no effect). As a result of Mr. Nick A. Caporella’s beneficial ownership of 73.2% of the outstanding shares of Common Stock of the Company, we expect that the election of the Class I directors will be approved by vote of shareholders at the Meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

Election of Directors

Currently, the Board is comprised of five directors elected in three classes (the “Classes”). Directors in each class hold office for three-year terms and the terms of the Classes are staggered so that the term of one Class terminates each year. The term of the current Class I directors expires at the 2024 Meeting.

The Board of Directors has nominated Joseph G. Caporella and Samuel C. Hathorn, Jr. for election as directors in Class I, with a term of office of three years expiring at the Annual Meeting of Shareholders to be held in 2027 and when his respective successor has been duly elected and qualified. In order to be elected as a director, a nominee must receive a plurality of affirmative votes cast by the shares present or represented at a duly convened meeting. Shareholders have no right to vote cumulatively.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES FOR THE CLASS I DIRECTORS.

INFORMATION AS TO NOMINEE AND OTHER DIRECTORS

The following information concerning principal occupation or employment, including any directorships with public companies or registered investment companies during the past five years, and age has been furnished to the Company by the nominees for Class I directors and by the directors in Classes II and III whose terms expire at the Company’s Annual Meeting of Shareholders in 2025 and 2026, respectively, and when their respective successors have been duly elected and qualified.

Nominees for Directors

CLASS I
Name	Age	Principal Occupation or Employment	Director Since	Term Expires
Joseph G. Caporella	64	President of National Beverage Corp.	1987	2024

Samuel C. Hathorn, Jr.	81	Retired President and Chief Executive Officer of Trendmaker Homes, Inc., a former homebuilding and land development subsidiary of Weyerhaeuser Company	1997	2024

Directors Whose Term of Office Will Continue After the Annual Meeting

CLASS II
Name	Age	Principal Occupation or Employment	Director Since	Term Expires
Cecil D. Conlee	88	Founder and Chairman of The Conlee Company	2009	2025

Stanley M. Sheridan.	81	Retired President of Faygo Beverages, Inc., a wholly-owned subsidiary of National Beverage Corp.	2009	2025

CLASS III
Name	Age	Principal Occupation or Employment	Director Since	Term Expires
Nick A. Caporella	88	Chairman of the Board and Chief Executive Officer of National Beverage Corp.	1985	2026

Additional information regarding the nominees for election as directors and the continuing directors of the Company, including a description of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that each individual should serve as a director, is set forth below.

Nominees

Joseph G. Caporella has served as President of the Company since September 2002 and, prior to that date, served as Executive Vice President since January 1991. He is the son of Mr. Nick A. Caporella. Since joining the Company in 1988, he has been involved in all aspects of the Company’s operations, including procurement, supply chain management, distribution and sales leadership. Mr. Caporella’s more than 30 years of experience in the beverage industry coupled with his extensive knowledge of the day-to-day business operations of the Company qualify him to serve on our Board.

Samuel C. Hathorn, Jr. was employed by Trendmaker Homes, Inc. from 1981 until his retirement in September 2007. He served as President since 1983 and was appointed Chief Executive Officer in January 2007. Trendmaker Homes, Inc. was a Houston, Texas-based homebuilding and land development subsidiary of Weyerhaeuser Company. Mr. Hathorn has also held senior executive and financial positions with several public corporations and served as a director of Burnup & Sims Inc. (a former affiliate of the Company) from 1981 until 1997 and of Hartman Commercial Properties REIT, a publicly-traded real estate investment trust, from 2000 to 2005. Mr. Hathorn first served on the Company’s Board of Directors from its inception in 1985 to September 1993 while also serving as a Burnup & Sims Inc. director and representative during the Company’s formative years. He returned to our Board in June 1997 and has served as a director since that time. Mr. Hathorn’s extensive expertise as a seasoned financial executive, his professional business acumen and his intimate knowledge of our business qualify him to serve on our Board.

Continuing Directors

Cecil D. Conlee is founder and Chairman of The Conlee Company, an Atlanta, Georgia based investment firm. From 1990 until 2018 he served as Chairman of CGR Advisors, a real estate investment advisory company. He served as a director of Oxford Industries, Inc., an international apparel design, sourcing and marketing company from 1985 until June 2011, and was a member of the Executive Committee and Chairman of the Audit Committee. He also served as a director of Central Parking Corp. from 1996 to 2006. Mr. Conlee has been a member of the Company’s Strategic Planning Committee since 1995 and was a lead director of Burnup & Sims Inc. for more than 20 years. As a result, he gained unique knowledge and experience during the formative years of the Company. In addition, Mr. Conlee holds an MBA from Harvard University and is a Trustee Emeritus of Vanderbilt University. Mr. Conlee’s education, business acumen, leadership skills, civic involvement and his knowledge and experience related to our Company qualify him to serve on our Board.

Stanley M. Sheridan was employed by Faygo Beverages, Inc., a wholly-owned subsidiary of National Beverage Corp., from 1974 until his retirement in 2004. He joined Faygo Beverages, Inc. as Chief Financial Officer in 1974 and was promoted to President in May 1987 when Faygo Beverages, Inc. was acquired by National Beverage Corp. He holds an MBA in Accounting and has served on the boards of various private companies and charitable organizations. Mr. Sheridan’s retirement in 2004 and his absence from Faygo Beverages, Inc. qualify him as an independent director for the Company. Mr. Sheridan’s more than 40 years of experience in the beverage industry and his professional management expertise as a chief executive in the soft drink industry make him extremely familiar with our business. These qualifications and his financial and accounting expertise qualify him to serve on our Board.

Nick A. Caporella has served as Chairman of the Board and Chief Executive Officer of the Company since the Company was founded in 1985. He also served as President until September 2002. Since January 1992, Mr. Caporella’s services have been provided to the Company through a management company, Corporate Management Advisors, Inc. (“CMA”), an entity which he owns. (See “Management Services Agreement – Compensation” and “Certain Relationships and Related Party Transactions”.) Mr. Caporella previously served as President and Chief Executive Officer (since 1976) and Chairman of the Board (since 1979) of Burnup & Sims Inc. until March 1994. Throughout his more than 50-year business career, he has founded or managed successful companies as Chief Executive Officer and has served as a public company Chairman, Chief Executive Officer or President since 1976. Mr. Caporella has achieved many awards as a businessman, including induction into the Institute of American Entrepreneurs and receipt of the Horatio Alger Award. He is involved in many research projects which endeavor to advance the cure of children’s cancer and currently serves on the Professional Advisory Board of St. Jude Children’s Research Hospital. The Company was founded as a result of Mr. Caporella’s vision and innovation, and his extraordinary career, entrepreneurial spirit, business acumen and civic leadership qualify him to serve on the Board.

BOARD LEADERSHIP STRUCTURE

The Board of Directors does not have a policy addressing whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or if the roles should be separate but believes that it should have the flexibility to make its determination based upon what it considers to be the appropriate leadership structure for the Company at the time. The Board further believes that having a single person serving as both Chief Executive Officer and Chairman of the Board, coupled with our use of individual chairmen for each of our Board committees, currently provides the best form of leadership for our Company. Accordingly, the Board has not deemed it necessary or appropriate to create the position of lead independent director, primarily because each Committee Chairman functions in the capacity akin to that of a lead director. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, alignment of our corporate strategies and has served the Company well for many years. As our Chief Executive Officer, Mr. Nick A. Caporella is and has been responsible for overseeing the operations of the Company and implementing the Company’s corporate strategies. The Board believes that the breadth of Mr. Caporella’s business experience, professional and successful track record in all of his undertakings in the Company, along with his position as founder and controlling shareholder of the Company, make him uniquely qualified to continue to preside over the entire Board, lead its strategies and discussions and set its agendas.

BOARD’S ROLE IN RISK OVERSIGHT

While management is primarily responsible for the day-to-day assessment and risk management programs, the Board of Directors is responsible for oversight of enterprise-wide exposures, including strategic, operational, financial, legal, cybersecurity and regulatory risks. The Board performs its oversight function both directly and indirectly through Board committees that are chaired by professionals with varied and extensive business experience. The Audit Committee assists the Board in evaluating financial risks and risks related to the Company’s financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation and Stock Option Committee assists the Board in evaluating risks associated with leadership assessment, management succession planning and our compensation philosophy and programs. In addition to committee reports, the Board receives regular presentations from senior management and senior department heads, which include presentations regarding operating plans as well as long-term operational and strategic matters.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The following discussion and analysis is intended to provide an understanding of the Company’s compensation philosophy and policies and the actual compensation earned by each of our Executive Officers. It should be noted that neither Mr. Nick A. Caporella nor Mr. Bracken receives cash compensation from the Company. The services of both are provided to the Company by CMA and their cash compensation is based solely on and included within the management fee paid to CMA. (See “Management Services Agreement – Compensation” and “Certain Relationships and Related Party Transactions”.)

At the 2023 Annual Meeting, 80% of the shares voted by our shareholders were voted to approve, on an advisory basis, the compensation of our Executive Officers. We believe this vote supports our view that the Company’s compensation decisions and compensation philosophy and policy discussed below appropriately align the interests of our Executive Officers with the short and long-term goals of the Company. Based on the last advisory vote of our shareholders at the 2023 Annual Meeting, the Board determined that the Company will hold shareholder advisory votes on executive compensation every three years.  The next shareholder advisory vote on executive compensation is scheduled to take place at the Annual Meeting of Shareholders to be held in 2026.

Compensation Philosophy

The objectives of the Company’s compensation program are to (1) attract, motivate, develop and retain top quality executives who will increase long-term shareholder value and (2) deliver competitive total compensation packages based upon the achievement of both Company and individual performance goals. The Company expects its executives to balance the risks and related opportunities inherent in our industry and in the performance of his or her duties, and to adhere to the Company’s philosophy and business principles in order to participate in any upside opportunity once actual performance is measured.

To achieve the above goals, the Compensation and Stock Option Committee has set forth a compensation program for its Executive Officers that includes the following elements:

i.	Base salary;
ii.	Annual cash bonuses;
iii.	Share-based compensation; and
iv.	Retirement, health and other benefits.

In order to maintain a competitive compensation program for its Executive Officers, the Compensation and Stock Option Committee, on a semi-annual basis, (a) reviews compensation practices to assure fairness, relevance, support of the strategic goals of the Company and contribution of the executive to the creation of long-term shareholder value, (b) considers the relevant mix of compensation components and (c) implements a compensation plan that reasonably allocates a portion of each executive’s total compensation to incentives and other forms of longer-term compensation linked to Company and individual performance, and the creation of shareholder value.

It is the policy of the Company that any director, officer or other employee of the Company is prohibited from engaging in transactions in publicly-traded options for the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Directors, officers and other employees are also prohibited from purchasing the Company’s securities on margin and engaging in hedging or monetization transactions, such as zero-cost collars and forward sales contracts.

Factors Considered In Determining Compensation

The Compensation and Stock Option Committee reviews executive compensation levels for its Executive Officers on a semi-annual basis to ensure that they remain competitive within the beverage industry. The overall value of the compensation package for an Executive Officer is determined by the Compensation and Stock Option Committee in consultation with the Chief Executive Officer, other key officers and the Board. The factors considered by the Compensation and Stock Option Committee include those related to both the overall performance of the Company and the individual performance of the Executive Officer. Consideration is also given to comparable compensation data for individuals holding similarly responsible positions at other peer group companies in determining appropriate compensation levels.

With respect to long-term incentive compensation to be awarded to Executive Officers, the Company maintains three equity-based plans: (a) the 1991 Omnibus Incentive Plan, (b) the Special Stock Option Plan and (c) the Key Employee Equity Partnership Program (each plan is discussed in more detail below).

The timing, amount and form of awards under these plans for each of the Executive Officers is made at the discretion of the Compensation and Stock Option Committee based on recommendations of the Chief Executive Officer. Any such awards are granted only upon the written approval of the Compensation and Stock Option Committee. No stock-based awards or other equity rights have been granted to Mr. Nick A. Caporella since the Company’s inception.

Elements of Executive Compensation

Base Salary

Base salary is used to attract and retain Executive Officers and is determined using comparisons with industry competitors and other relevant factors including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility and the ability to replace the individual. Salaries for the Executive Officers are reviewed by the Compensation and Stock Option Committee, the Chief Executive Officer and the Board on a semi-annual basis. Changes to base salaries, if any, are affected primarily by individual performance.

Annual Cash Bonuses

Annual cash bonuses are intended to be a significant component of an Executive Officer’s compensation package. The amount of annual bonus compensation to be awarded to the Executive Officers, if any, is determined by the Compensation and Stock Option Committee, upon recommendation by the Chief Executive Officer. While the Chief Executive Officer and the Compensation and Stock Option Committee consider the Company’s overall performance and each individual’s performance when determining the amount of bonus to award, there is no predefined written plan that obligates the Company to pay an annual cash bonus and the Compensation and Stock Option Committee retains absolute discretion to award bonuses and to determine the amount of such bonuses.

Share-Based Compensation (Long-Term Incentive Programs)

Share-based long-term incentive compensation is provided to Executive Officers through the award of stock options. The primary purpose of stock options is to provide Executive Officers and other employees with a personal and financial interest in the Company’s success through stock ownership, thereby aligning their interests with those of our shareholders. The Compensation and Stock Option Committee believes that the value of stock options will reflect the Company’s financial performance over the long-term. Because the Company’s stock option programs require vesting periods before options may be exercised and an exercise price based on either the fair market value as of the date of grant or the amount of Common Stock held, the value of stock options and stock ownership increases when the market value of the Company’s common shares increases over time.

The Compensation and Stock Option Committee believes that the value of stock options will reflect the Company’s financial performance over the long-term. Because the Company’s stock option programs require vesting periods before options may be exercised and an exercise price based on either the fair market value as of the date of grant or the amount of Common Stock held, the value of stock options and stock ownership increases when the market value of the Company’s common shares increases over time.

Share-based awards made under the Company’s 1991 Omnibus Incentive Plan (the “Omnibus Plan”) typically consist of options to purchase Common Stock which vest over five years and have a term of ten years. Certain Executive Officers also receive grants from time to time under the Company’s Special Stock Option Plan (the “Special Option Plan”). The vesting schedule and exercise price of these options are tied to the executive’s ownership levels of Common Stock. Generally, the terms of the Special Option Plan allow for the reduction in exercise price upon each vesting date of the option. The vesting schedule and exercise price reduction of such options may be accelerated at the discretion of the Compensation and Stock Option Committee. While the Compensation and Stock Option Committee considers the Company’s overall financial performance during the respective vesting periods, there is no predefined written plan with respect to financial measures that obligates the Company to such acceleration, and the Compensation and Stock Option Committee has not elected to accelerate the vesting or price reduction of any options held by Executive Officers during the past three fiscal years. The Company issues share-based awards with long-term vesting schedules designed to increase the level of the executive’s stock ownership, encourage long- term employment, promote adherence to the Company’s principles and philosophy and create long-term value for shareholders, while inducing corporate compatibility within the management team.

In addition, share-based compensation is awarded under the Company’s Key Employee Equity Partnership Program (the “KEEP Program”). The KEEP Program is designed to positively align interests between the Company’s executives and its shareholders beyond traditional option programs while, at the same time, stimulating and rewarding management for “partnering-up” with the Company to create shareholder value. The KEEP Program provides for granting stock options to key employees, officers and directors of the Company who invest their personal funds in Common Stock. Participants who purchase shares of Common Stock in the open market receive grants of stock options equal to 50% of the number of shares purchased up to a maximum of 12,000 shares purchased in any two- year period. Options under the KEEP Program are automatically forfeited upon the sale of shares originally acquired by the participant. The options are granted at an initial exercise price of 60% of the purchase price paid for the shares acquired and reduce to the par value of Common Stock at the end of the six-year vesting period.

The Company’s long-term incentive programs are generally intended to provide rewards to executives only if value is created for shareholders over time and the executive continues in the employ of the Company. The Compensation and Stock Option Committee believes that employees should have sufficient holdings of the Company’s Common Stock so that their decisions will appropriately foster sound judgment in the exercise of their duties. The Compensation and Stock Option Committee reviews with the Chief Executive Officer the recommended individual awards and evaluates the scope of responsibility, strategic and operational goals and individual contributions in making final awards under the Omnibus Incentive Plan and Special Option Plan, and determines participants in the KEEP program.

Options issued pursuant to the Special Option Plan and the KEEP Program after December 31, 2004 are considered deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, option recipients must make a written election to exercise option grants on specified future dates to avoid being subject to additional income taxes, interest and withholding. The election is irrevocable, but may be subject to acceleration upon proper termination of employment, disability or in certain other limited circumstances, at the discretion of the Board of Directors. All Executive Officers holding options granted under these plans have made such an election.

With respect to share-based compensation, the Company recognizes stock compensation expense in accordance with FASB Accounting Standards Codification Topic 718 which requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value.

If there is a release of material non-public information, the Compensation and Stock Option Committee will delay the consideration of and grant of stock options. The Company has not engaged in the backdating, cancellation or re-pricing of stock options awarded to its Executive Officers.

Retirement, Health and Other Benefits

The Company provides retirement, health and other benefits as an additional incentive to retain employees. The Company maintains a defined contribution 401(k) plan that allows employees to make plan contributions on a pre-tax basis and currently contributes an additional discretionary profit sharing contribution on behalf of each employee. Profit sharing contributions are allocated to all employees who meet certain minimum service requirements, based on a percentage of total compensation, which amount is subject to change from year to year. Although Executive Officers are eligible to participate in the 401(k) plan, they have been prevented from participating at the same level as non-executives, due to the rules under Section 401(a)(17) of the Code which dictate the application of an annual limitation on contributions.

We currently make available to our Executive Officers and all employees a comprehensive health, dental, life and disability insurance program. The health care insurance program offers a variety of coverage options, which may be selected at the employee’s discretion. The Company currently provides a basic term-life insurance policy to all employees and makes additional coverage available at the employee’s expense and discretion.

As disclosed in “Certain Relationships and Related Party Transactions” below, CMA and the Company are joint owners of a corporate aircraft, and each agreed to pay certain expenses associated with the use of the aircraft. During the past three years, the total operating costs averaged approximately $0.9 million per year.  In the fiscal year ended April 30, 2022, the Company paid $0.4 million to acquire its ownership interest from the lessor and lease payments ended.

The Company does not provide any additional perquisites to Executive Officers, other than a car allowance, which is included in the Summary Compensation Table below. See Note 1 to the Summary Compensation Table.

Employment, Change in Control and Severance Agreements

The Company does not typically enter into, and does not currently have, any formal employment, change in control, severance or other similar agreements with any Executive Officer. The Company’s stock option plans, however, provide that unvested options held by all employees will fully vest if a change of control (as defined in the plans) occurs or if options of an equivalent value are not provided in the event the Company is not the surviving entity of a merger or consolidation. Based on the difference between the closing stock price of the Company’s Common Stock on April 27, 2024 and the option exercise prices on that date, the values of unvested options held by our Executive Officers were: Joseph G. Caporella $375,300 and George R. Bracken $187,747.

The Company may also, from time to time, pay severance to an employee, including an Executive Officer, based on, among other things, years of service, functional role or position and level of the individual’s responsibility and reasons for terminating his or her services. The Company believes in trust, loyalty and commitment from both the Company and the Executive Officers and that employment agreements are not necessary to achieve its goals and meet the needs of the Executive Officers. The Company believes that the fact that most of the executives of the Company have been with the Company for a long period of time supports this belief.

Clawback

In 2023, the Company adopted a clawback policy that complies with the requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act. If a restatement of the Company’s financial statements is required, then incentive-based compensation tied to a financial reporting measure that an executive received during the three prior completed fiscal years will be recalculated (if applicable) based on the restated financial statements. Incentive compensation deemed to have been erroneously paid as a result of the restatement must be repaid to the Company.  The determination and method of recoupment will be determined by the Board of Directors.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The Compensation and Stock Option Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K, with management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2024 Annual Meeting of Shareholders.

THE COMPENSATION AND STOCK OPTION COMMITTEE

Cecil D. Conlee (Chairman)

Samuel C. Hathorn, Jr. (Deputy Chairman)

Stanley M. Sheridan

MANAGEMENT SERVICES AGREEMENT – COMPENSATION

CMA, pursuant to a management agreement, provides the services of and compensates the Company’s Chief Executive Officer, Chief Financial Officer and senior and other corporate personnel who provide management, administrative and creative functions to the Company. Although management fees paid to CMA have been disclosed in “Certain Relationships and Related Party Transactions” since the inception of the management agreement in 1991, during 2009, the Commission requested that we modify the presentation of amounts paid to Mr. Nick A. Caporella and Mr. Bracken. In a comment letter dated February 9, 2009, the Commission staff requested that, due to Mr. Caporella’s 100% ownership of CMA, the entire management fee paid to CMA be reflected as compensation to Mr. Caporella in the body of the Summary Compensation Table. Accordingly, the management fee paid by the Company to CMA is included under the caption “Management Fee Plus All Other Compensation” with respect to Mr. Nick A. Caporella in the Summary Compensation Table. We believe this method of reporting is misleading and could lead the reader to construe that these amounts are paid by the Company or CMA directly to Mr. Nick A. Caporella. The amounts paid by the Company to CMA, as reflected in the Summary Compensation Table, should not be interpreted as the actual amount of compensation paid to Mr. Nick A. Caporella by either the Company or CMA but are shown only to comply with the Commission’s request. The cash compensation of Mr. Bracken, who serves as Principal Financial Officer of National Beverage Corp., is also paid by CMA and is included under the “Management Fee Plus All Other Compensation” caption in the Summary Compensation Table. (See “Certain Relationships and Related Party Transactions”.)

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation awarded to, earned by or paid to our Executive Officers, and payments made to CMA, for services rendered during the past three fiscal years:

				Total	Grant Date	GAAP	Management Fee
Name and				Salary	Option	Option	Plus All Other
Principal				and	Award Value	Expense	Compensation		Total ($)[4]
Position	Year	Salary ($)	Bonus ($)	Bonus ($)	($)[2]	($)[3]	($)		SEC	GAAP

Nick A. Caporella[1]	2024	–	–	–	n/a	–	11,916,941	[1]	11,916,941	4
Chairman of the Board &	2023	–	–	–	n/a	–	11,729,324	[1]	11,729,324	4
Chief Executive Officer	2022	–	–	–	n/a	–	11,148,959	[1]	11,148,959	4

Joseph G.	2024	850,000	775,000	1,625,000	n/a	85,037	17,634	[1]	1,642,634	1,727,671
Caporella	2023	825,000	800,000	1,625,000	n/a	85,037	13,875	[1]	1,638,875	1,723,912
President	2022	800,000	850,000	1,650,000	n/a	85,037	13,802	[1]	1,663,802	1,748,839

George R.	2024	–	–	–	n/a	47,412	1,006,511	[1]	959,099	4
Bracken[1]	2023	–	–	–	n/a	47,412	969,176	[1]	921,764	4
Executive Vice	2022	–	–	–	n/a	47,412	855,915	[1]	808,503	4
President-Finance
		SEC Required			→		NBC (GAAP)

1.

Mr. Nick A. Caporella, our Chairman of the Board and Chief Executive Officer, and Mr. George R. Bracken, our Executive Vice President- Finance, do not receive any cash compensation from the Company as their services are provided to us through CMA. As described above in “Compensation Discussion and Analysis” and “Management Services Agreement – Compensation”, we pay an annual base management fee equal to one percent of our consolidated net sales for the services that CMA provides, which include, among other things, the services of Mr. Nick A. Caporella and Mr. Bracken and other senior and corporate personnel who are not required to be included in the table above. The amounts set forth with respect to Mr. Nick A. Caporella under the caption “Management Fee Plus All Other Compensation” include the total management fees paid by us to CMA (which is compliant with the presentation requested by the Commission). The amounts with respect to Mr. Joseph G. Caporella under the caption “Management Fee Plus All Other Compensation” represent a car allowance, retirement and health benefits. (See “Retirement, Health and Other Benefits” above and “Certain Relationships and Related Party Transactions” below.) The amounts set forth with respect to Mr. Bracken under the caption “Management Fee Plus All Other Compensation” represent payments to him by CMA and the amounts described in footnote 3 below.

2.

As prescribed by SEC regulations, grant date option award value would represent the grant date fair value for the Special options granted in the fiscal year computed in accordance with GAAP pursuant to Accounting Standards Codification 718 based on the Black-Scholes option-pricing model. (See Note 10 to the Financial Statements included in the Company’s Annual Report on Form 10- K for additional information regarding the assumptions utilized.) No options were granted during the fiscal years presented. The Company believes the SEC-prescribed methodology does not fully reflect the periodic cost to the Company or the value to the recipient and therefore has provided additional Generally Accounting Priciples (“GAAP”) based option expense information. (See footnote 3 below.)

3.

Amounts represent the annual compensation expense recognized for stock option awards computed in accordance with GAAP pursuant to Accounting Standards Codification 718 based on the Black-Scholes option-pricing model. (See Note 10 to the Financial Statements included in the Company’s Annual Report on Form 10- K for additional information regarding the assumptions utilized.) Options held by our Executive Officers generally vest over five to nine-year periods and are expensed in accordance with GAAP. The Company believes that the annual compensation expense provides an additional meaningful measure of the value of these options for any given fiscal year and therefore has been included as supplementary information.

4.

Mr. Nick A. Caporella has not been awarded stock options, therefore, his total does not differ from the SEC recommended total. GAAP option expense for Mr. Bracken is included in “Management Fee Plus All Other Compensation”, therefore his GAAP total is reflected in that column.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024

There were no equity or non-equity incentive plan based awards granted to Executive Officers during Fiscal 2024.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2024

The following table sets forth information about the number of outstanding equity awards held by our Executive Officers at April 27, 2024. No equity awards have been granted to Nick A. Caporella since the inception of the Company.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)		Option Expiration Date

Joseph G. Caporella
	2,400	3,600	$4.50	[2]	3/24/2029
	4,200	10,800	$21.83	[1]	10/1/2030

George R. Bracken
	3,360	8,640	$21.83	[1]	10/1/2030

1.

Options granted under the Company’s Special Option Plan are exercisable for a ten-year period and vest in relatively equal amounts at approximately 16-month intervals. The exercise price can be reduced and the vesting schedule can be accelerated if the optionee purchases and maintains ownership of shares of Common Stock and the Company achieves performance objectives as determined by the Board. Based upon these factors, full vesting can occur from 64 to 104 months after issuance and the exercise price can range from 50% to 7% of the initial grant price if the options are held until the final vesting date. The Special Options included in the table were granted March 25, 2019.

2.

Options granted under the Company’s KEEP plan, participants receive a grant equal to 50% of the number of shares of common stock purchased on the open market. KEEP options are granted at an initial exercise price of 60% of the purchase price of the shares acquired, and such price is reduced to the par value of the Common Stock over a six-year vesting period. The KEEP options included in the table were granted October 2, 2020.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2024

The following table sets forth all stock options exercised and the value received upon exercise by the Executive Officers during Fiscal 2024.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Joseph G. Caporella	40,000	1,872,000
George R. Bracken	30,000	1,351,650

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about shares of Common Stock that may be issued upon exercise of options and other stock-based awards under all of the Company’s equity compensation plans as of April 27, 2024:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	274,300	27.43	5,184,470

Equity compensation plans not approved by shareholders[1]	25,600	4.59	208,934
Total	299,900	25.48	5,393,404

[1]	Includes shares issuable for outstanding options and shares available for grant under the Company’s KEEP Program.

DIRECTOR COMPENSATION

Officers of the Company who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Non-management directors receive a retainer fee of $60,000 per annum, a fee of $2,500 for each Board meeting attended, a fee of $1,500 for each Audit Committee meeting attended ($2,500 in the case of the Chairman) and a fee of $1,250 ($2,000 in the case of a committee Chairman) for each other committee meeting attended. Set forth below are the amounts paid to non-management directors in Fiscal 2024.

Name	Fees Earned or Paid in Cash ($)	Grant Date Option Award Value ($)[1]	All Other Compensation ($)	Total ($)[2]
Cecil D. Conlee	80,000	__	—	80,000
Samuel C. Hathorn, Jr.	96,000	__	—	96,000
Stanley M. Sheridan	82,000	__	—	82,000

1.

There were no stock options granted to non-management directors during Fiscal 2024. Compensation expense recognized for accounting purposes with respect to stock options held by Directors during Fiscal 2024, computed in accordance with Accounting Standards Codification 718, is as follows: Mr. Conlee $47,400, Mr. Hathorn $59,250 and Mr. Sheridan $39,500.

2.

Totals, including compensation expense recognized for accounting purposes with respect to stock options held by Directors, are as follows: Mr. Conlee $127,400, Mr. Hathorn $155,250 and Mr. Sheridan $121,500.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, the Company is required to provide the ratio of the annual total compensation of Mr. Nick A. Caporella, who has served as the Company’s Chief Executive Officer since the Company was founded in 1985, to the annual total compensation of the median employee of the Company.

Mr. Nick A. Caporella, our Chairman of the Board and Chief Executive Officer, does not receive any direct compensation from the Company as his services, along with the services of other individuals, are provided to the Company through CMA. As noted under “Certain Relationships and Related Party Transactions” CMA employs numerous individuals, who, acting as a unit, provide management, administrative and creative functions for the Company. As further noted in “Management Services Agreement – Compensation”, the compensation for Mr. Caporella that is presented in the “Summary Compensation Table” reflects, pursuant to a Commission staff request, the entire amount of the CMA fee for Fiscal 2024. We believe this method of reporting is misleading and could lead the reader to construe that these amounts are paid by the Company or CMA directly to Mr. Nick A. Caporella. The amounts paid by the Company to CMA, as reflected in the Summary Compensation Table, should not be interpreted as the actual amount of compensation paid to Mr. Nick A. Caporella by either the Company or CMA and are shown only to comply with the Commission comment letter.

The pay of our median employee was $70,526. The resulting ratio of the CMA fee to the pay of our Median Employee is 169 to 1. The median employee was identified using the gross annual compensation as of April 27, 2024 for all active employees on that date. The calculation of CEO’s annual total compensation, used to determine the pay ratio, utilized the methodology outlined above.

PAY VERSUS PERFORMANCE

Pursuant to Item 402(v) of Regulation S-K and Section 953(a) of Dodd-Frank Act, the Company is required to provide the following disclosure regarding executive compensation and Company performance for the fiscal years listed below. The Compensation and Stock Option Committee has always considered pay versus performance for its executives in making compensation decisions. However, the Compensation and Stock Option Committee did not consider the additional disclosures now required.

	Summary Compensation	Compensation	Average Summary Compensation Table Total for	Average Compensation Actually Paid to	Value of Initial Fixed $100 Investment Based On:
Year	Table Total for PEO ($)[1]	Actually Paid to PEO ($)[1]	Non-PEOs NEOs ($)[2]	Non-PEO NEOs ($)[3]	TSR ($)[4]	Peer Group TSR($)[5]	Net Income ($ in thousands)[6]	Net Sales ($ in thousands)[7]
2024	$11,916,941	-	$1,300,867	$970,119	$196.6	$154.1	$176,732	$1,191,694
2023	$11,729,324	-	$1,280,320	$1,004,002	$206.5	$121.7	$142,164	$1,172,932
2022	$11,148,959	-	$1,236,153	$643,956	$199.0	$145.2	$158,512	$1,138,013
2021	$10,765,292	-	$1,500,506	$1,607,178	$224.3	$157.0	$174,146	$1,072,210

1.	The Principal Executive Officer (PEO) was Nick A. Caporella for all years in the table. The Non-PEO NEOs were Joseph G. Caporella and George R. Bracken for all years in the table.

2.

As described more fully under "Management Services Agreement - Compensation" and the "Summary Compensation Table" of this Proxy, Mr. Nick a. Caporella does not receive any cash compensation from the Company.

3.

The following table describes the adjustments, each of which is prescribed by the SEC rules, to calculate the Compensation Actually Paid Amounts from the Summary Compensation Table Amounts. The Compensation Actually Paid Amounts and the Summary Compensation Table Amounts do not reflect the actual amount of compensation earned or paid to our executives during the applicable years, but rather are amounts that are determined in accordance with Item 402 of Regulation S-K of the SEC.

	2024	2023	2022	2021
Adjustments [a]	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs
Summary Compensation Table Amounts	$1,300,867	$1,280,320	$1,236,153	$1,500,506
(Deduct): Aggregate value for option awards included in Summary Compensation Table	-	-	-	(355,540)
Add: Fair value at year end of awards granted during the fiscal year that were outstanding and unvested at year end	-	-	-	183,735
Add (Deduct): Year-over year change in fair value at fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at fiscal year end.	$(291,020)	$(290,047)	(469,255)	71,599
Add (Deduct): Vesting date fair value of awards granted and vested during the fiscal year	-	-	-	-
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in prior fiscal year for which vesting conditions were satisfied during the applicable fiscal year	$(39,728)	$13,729	(122,942)	206,878
(Deduct): Fair Value at end of prior fiscal year of awards granted that failed to meet the applicable vesting conditions during the year	-	-	-	-
Add: Dividends or other earnings paid on awards in the fiscal year prior to vesting	-	-	-	-
Compensation Actually Paid Amounts (as calculated)	$970,119	$1,004,002	$643,956	$1,607,178

a

The following valuation assumptions were used to calculate fair values of equity awards differed from those used to calculate the fair values at the time of grant as reflected in Summary Compensation Table. Stock prices used were April 27, 2024: $43.56; April 29, 2023: $49.70; April 30, 2022: $44.08; May 1, 2021: $48.59; and, May 2, 2020: $25.035.

4.	Total Shareholder Return ("TSR") assumes that dividends were reinvested on the date of issuance.

5.	The Peer Group used is the Dow Jones U.S. Soft Drink Index, which is the same peer group used in Part II, Item 5 in our Form 10-K.

6.	Net Income as reported in the Company's Consolidated Statement of Income included in our Form 10-K.

7.

The Company is a party to a management agreement with CMA. As set forth in Certain Relationships and Related Party Transactions, the management agreement provides that the Company will pay CMA an annual base fee equal to one percent of consolidated net sales of the Company, and further provides that the Compensation and Stock Option Committee and the Board of Directors may from time-to-time award additional incentive compensation to CMA or its personnel. As a result, the Company has elected to present net sales due to its relationship to the management fee.

Financial Performance Measures

As discussed under “Executive Compensation and Other Information”, the Company’s executive compensation program reflects a philosophy that is designed to align executive and shareholder value.  The financial performance measures that most closely link Company performance to compensation include:

●	Volume Growth
●	Net Sales
●	Operating Income
●	Net Income
●	Earnings per Share

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has furnished the following report:

Pursuant to its charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s internal control systems. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended April 27, 2024. This review included a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, all matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, our independent auditors provided the Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB relating to the independent auditor’s communications with the Committee concerning independence.

The Audit Committee discussed with the independent auditors the overall plans for their audits, the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2024 for filing with the Commission.

THE AUDIT COMMITTEE

Samuel C. Hathorn, Jr. (Chairman)

Stanley M. Sheridan (Deputy Chairman)

Cecil D. Conlee

INDEPENDENT AUDITORS

The Company’s financial statements for Fiscal 2024 and the year ended April 29, 2023 (“Fiscal 2023”) were examined by RSM US LLP (“RSM”), independent registered public accountants. Representatives of RSM are expected to be available at the Meeting, make a statement if they so desire and respond to appropriate questions.

Audit and Other Fees

For professional services rendered for the annual audit of the Company’s consolidated financial statements and internal controls, review of its interim financial statements included in the Company’s Form 10-Q and services that are normally provided in connection with statutory and regulatory filings, the Company fees were  $455,547 for Fiscal 2024 and $460,495 for Fiscal 2023. Included in such amounts are fees associated with Sarbanes-Oxley Section 404 requirements of $192,500 for Fiscal 2024 and $196,300 for Fiscal 2023.

During Fiscal 2024 and 2023, RSM did not bill the Company for any tax consulting or other products or services. The Audit Committee pre-approves all audit and permitted non-audit fees before such service is rendered.

SHAREHOLDER PROPOSAL REQUESTING ESG REPORTING

The following proposal was submitted by a shareholder.  If the shareholder, or a representative who is qualified, is present in person or by proxy at the Meeting and submits the proposal for a vote, then the proposal will be voted on at the Meeting.

In accordance with federal securities regulations, the shareholder proposal plus any supporting statements are included in this proxy statement exactly as submitted by the shareholder.  The proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute those assertions.

Mercy Investment Services, Inc. (“Mercy”) has advised the Company that it intends to submit the proposal at the Company’s 2024 Meeting.  The Company will provide to shareholders the address and reported holdings of the Company’s common stock of the proposal sponsor promptly upon receiving an oral or written request.  Mercy is responsible, and neither the Company nor its Board of Directors accept any responsibility for the content of this proposal.  The Board of Directors has recommended a vote against this proposal for the reasons set forth following the proposal.

Shareholder Proposal For National Beverage Corp. Requesting ESG Reporting

Whereas: Environmental, Social and Governance (ESG) reporting enables corporations to mitigate risks, capitalize on opportunities, and sustain operational viability in a rapidly evolving global market. ESG metrics provide vital information on governance practices, environmental impacts such as water use and emissions and social factors including worker safety.

National Beverage Corp. lacks a formal comprehensive ESG report, making it difficult for shareholders to assess the company’s resilience against ESG-related risks, which are becoming increasingly significant in the beverage industry due to regulatory changes, resource scarcity, and consumer preferences.

Implementing robust ESG reporting can enhance National Beverage’s market reputation, attract sustainability-minded investors, and foster loyalty among increasingly environmentally and socially conscious consumers.   According to KPMG’s 2022 CEO Outlook, 70% of U.S. CEOs believe that ESG programs enhance financial performance. Companies with transparent ESG practices tend to enjoy improved operational efficiencies, lower compliance costs, and better risk management.

Without ESG disclosure, National Beverage risks falling behind industry standard, as demonstrated by peers such as PepsiCo, Keurig Dr. Pepper and The Coca-Cola Company, who regularly publish ESG reports.   Lack of transparency may lead to diminished investor confidence and potential divestment for ESG-focused funds.

Leading beverage companies have recognized the importance of ESG reporting.   For instance, Blue Triton and Celsius Holdings recently commenced their ESG disclosures, emphasizing industry alignment towards sustainability. This trend underscores the strategic importance of ESG issues in maintaining industry leadership and operational license.

Resolved: Shareholders request that National Beverage Corp. commits to an annual preparation and disclosure of a comprehensive ESG report detailing the company’s ESG strategies, practices and performance metrics.  This report should include, but not be limited to, governance structures, environmental impacts (including water and emissions management), and social practices (such as labor standards and workplace safety).

Supporting Statement:

To align with best practices, National Beverage should consider frameworks by the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), and the Task Force on Climate-related Financial Disclosures (TCFD).

Statement Against Shareholder Proposal Requesting ESG Reporting

The Company agrees that ESG matters are important.  The Company is dedicated to sustainable operations and responsible business initiatives.  However, although the Company remains mindful with respect to ESG matters, it does not believe that committing to the annual preparation and disclosure of a comprehensive ESG report as proposed in the shareholder proposal represent and efficient or prudent use of its corporate resources.

The Company adheres to ethical business standards as described in its Code of Ethics that is available on its website.  The Company believes the best use of its resources is to continue to operate as efficiently as possible as it does now with a continued focus on ESG.  For example, the majority of its products are delivered through a warehouse distribution system which provides a more efficient and lower greenhouse gas emissions than direct-store delivery systems.  Additionally, the Company predominantly uses aluminum cans for product conveyance, as opposed to glass or polyethylene terephthalate, which has higher recyclability.   The Company also used municipal water and its operations are not in any “water stress” areas.   Moreover, the Company provides annual human capital disclosures in its Annual Report on Form 10-K and Annual Proxy Statement including disclosure on labor relations, workplace safety and median worker pay.   The Company’s most recently filed Annual Report on Form 10-K indicates it is undertaking measures to reduce its carbon footprint which include transitioning from LP gas to electric powered forklifts and purchasing electricity from renewable sources.   Preparing a formal report of the type sought by the shareholder would require significant time and expense that the Company believes is better devoted to a continued and balanced focus on its operating strategy that promotes long-term value for shareholders while encapsulating ESG awareness.

Although the Company does not agree with the specific proposal at issue, the Company believes that management of ESG risks and opportunities is important. The Company’s disagreement with this proposal should not be interpreted as a lack of concern regarding ESG matters.  The Company has been closely following the regulatory landscape including but not limited to its potential disclosure obligations under the Securities and Exchange Commission’s final climate-related disclosure rules and California’s climate-related disclosure laws. The Company will continue to evaluate the nature and extent of its public disclosure related to its ESG practices.

The Company’s Board of Directors is responsible to the shareholders of the Company. In keeping with this mandate and for the reasons described above, the Company’s Board of Directors does not believe that committing to the annual preparation and disclosure of an ESG report as proposed in the shareholder proposal would be an efficient or prudent use of its corporate resources.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company is a party to a management agreement with CMA, a corporation owned by our Chairman and Chief Executive Officer. This agreement was originated in 1991 for the efficient use of management of two public companies at the time. In 1994, one of those public entities, through a merger, no longer was managed in this manner.

Under the terms of the management agreement, CMA provides, subject to the direction and supervision of the Board of Directors of the Company, (i) senior corporate functions (including supervision of the Company’s financial, legal, executive recruitment, internal audit and management information systems departments) as well as the services of a Chief Executive Officer and Chief Financial Officer, and (ii) services in connection with acquisitions, dispositions and financings by the Company, including identifying and profiling acquisition candidates, negotiating and structuring potential transactions and arranging financing for any such transaction. CMA, through its personnel, also provides, to the extent possible, the stimulus and creativity to develop an innovative and dynamic persona for the Company, its products and corporate image. In order to fulfill its obligations under the management agreement, CMA employs numerous individuals, who, acting as a unit, provide management, administrative and creative functions for the Company. In connection with providing services under the management agreement, CMA is a twenty percent (20%) joint owner of an aircraft used by the Company. (See “Elements of Executive Compensation – Retirement, Health and Other Benefits” above.) The management agreement provides that the Company will pay CMA an annual base fee equal to one percent of the consolidated net sales of the Company, and further provides that the Compensation and Stock Option Committee and the Board of Directors may from time to time award additional incentive compensation to CMA. The Board of Directors on numerous occasions contemplated incentive compensation and. during the course of such reviews, the independent directors on the Compensation and Stock Option Committee have proposed that CMA be paid an incentive due to superior performance based on various criteria, including the favorable outcome of specific negotiations and long-term performance of the Company. Since the inception of this agreement, no incentive compensation has been paid. We incurred management fees to CMA of $11.9 million for Fiscal 2024, $11.7 million for Fiscal 2023, and $11.4 million for the year ended April 30, 2022. The Company does not have written policies and procedures with respect to related party transactions, but the Company’s practice has been that the services and performance of CMA are reviewed annually by the independent members of the Compensation and Stock Option Committee and the Board of Directors.

PROXY SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. Proxies may be solicited by personal interview, mail, email, telephone or facsimile. The Company will also request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company’s Common Stock of whom they have knowledge, and the Company will reimburse them for their expense in so doing. Certain directors, officers and other employees of the Company may solicit proxies without additional remuneration. The entire cost of the solicitation will be borne by the Company.

CONTACTING THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors may do so by writing to Board of Directors, National Beverage Corp., P.O. Box 16720, Fort Lauderdale, Florida 33318. Such communications will be reviewed by the Secretary of the Company, who shall remove communications relating to solicitations, junk mail or correspondence relating to customer service issues. All other communications shall be forwarded to the Board of Directors or specific members of the Board as appropriate or as requested in the shareholder communication.

Any proposal of a shareholder intended to be presented at the Company’s 2025 Annual Meeting of Shareholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than May 9, 2025. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2025 Annual Meeting of Shareholders (but not required to be included in the Proxy Statement) not earlier than June 24, 2025 and not later than July 23, 2025, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) of the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Our Amended and Restated Certificate of Incorporation contains an advance notice provision relating to shareholder nominations of directors at any meeting of the shareholders called for the election of directors. Under the Company’s Amended and Restated Certificate of Incorporation, any nomination to be made at the 2025 Annual Meeting of Shareholders must (i) be received by our Secretary not earlier than June 24, 2025 and not later than July 23, 2025 and (ii) include certain information relevant to the shareholder and their nominee as required by our Amended and Restated Certificate of Incorporation and the provisions of our Amended and Restated By-Laws referenced therein. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide timely notice by the same deadline set forth in the previous sentence and include in the notice the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

The Board of Directors does not now intend to bring before the Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business which persons other than the Board of Directors and Mercy intend to present at the Meeting. Should any other matter requiring a vote of the shareholders arise, the accompanying proxy form confers upon the person or persons entitled to vote the shares represented by any such proxy discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

Please date, sign and return the proxy at your earliest convenience in the accompanying pre-addressed envelope (no postage is required for mailing in the United States) or vote electronically using the Internet or telephone. A prompt return of your vote will be appreciated as it will save the expense of further mailings.

By Order of the Board of Directors,

August 23, 2024	Nick A. Caporella
Fort Lauderdale, Florida	Chairman of the Board
and Chief Executive Officer

fizz

SPARKLING WATER
Strawberry Peach
NATURALLY ESSENCED
La Croix

National Beverage Corp.
8100 Southwest Tenth Street, Fort Lauderdale, Florida 33324
954.581.0922 • www.nationalbeverage.com

National Beverage Corp.

NATIONAL BEVERAGE CORP.
ATTN: PROXY DEPT.
8100 SW TENTH STREET
SUITE 4000
FORT LAUDERDALE, FL 33324

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V56042-P17424 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL BEVERAGE CORP.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Joseph G. Caporella	☐	☐
1b. Samuel C. Hathorn, Jr.	☐	☐

The Board of Directors recommends you vote AGAINST the following:

You must pre-register and obtain an admission ticket if you plan to attend the meeting in person. Go to the "Register for Meeting" link at www.proxyvote.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

National Beverage Corp.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V56043-P17424

National Beverage Corp.

NATIONAL BEVERAGE CORP.
Annual Meeting of Shareholders
October 4, 2024 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Grace A. Keene and Gregory J. Kwederis, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Shareholders of NATIONAL BEVERAGE CORP. to be held at The Conrad Fort Lauderdale, 551 N Fort Lauderdale Beach Blvd., Fort Lauderdale, FL 33304 on October 4, 2024 at 2:00 P.M. local time and at any adjournments or postponements thereof, on all matters coming before said meeting in the manner set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and with discretionary authority on all matters which may properly come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side